EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012, relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc., and the effectiveness of CBL & Associates Properties, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 18, 2012